EXHIBIT 16.1

August 16, 2017

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the Item 4.01 of Merion, Inc. current Report on Form 8-K to be filed with the Securities and Exchange Commission on or about August 16, 2017. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

The Pun Group, LLP

Santa Ana, CA

200 East Sandpointe Avenue, Suite 600, Santa Ana, California 92707

Tel: 949-777-8800 • Fax: 949-777-8850

www.pungroup.com